Exhibit 99.1

Radius Health Reports First Quarter 2015 Financial and Operating Results

•                  Management to host conference call today at 7:30 am ET

Waltham, Massachusetts — May 6, 2015 (GLOBE NEWSWIRE): Radius Health, Inc. (“Radius”) (Nasdaq:RDUS), a science-driven biopharmaceutical company focused on developing new therapeutics for patients with osteoporosis as well as other serious endocrine-mediated diseases, including hormone responsive breast cancer, reported its financial results for the first quarter ended March 31, 2015, and provided recent corporate highlights. As of March 31, 2015, Radius had cash, cash equivalents and marketable securities of $243.1 million, including $158.4 million in proceeds from a public offering on January 28, 2015, net of underwriting discounts and offering costs.

“Radius has already achieved a number of significant milestones in 2015, including a successful follow-on offering in January,” said Robert Ward, President and Chief Executive Officer of Radius Health. “We are taking the necessary steps to achieve our critical priorities in 2015: preparing for our NDA and MAA submissions for the investigational drug abaloparatide-SC, seeking a global collaborator and planning for the potential commercial launch of abaloparatide-SC following regulatory approval. In oncology, we are pleased to be continuing to enroll and dose patients in our Phase 1 study for the investigational drug RAD1901 to evaluate its potential in the treatment of metastatic breast cancer.”

Pipeline Update

Abaloparatide-SC

On April 28, 2015, additional positive data from the Phase 3 ACTIVE study of our investigational drug abaloparatide-SC, “Treatment with Abaloparatide Significantly Reduces Wrist Fractures Compared to Teriparatide”, was presented in the HOT TOPICS Session at the ECTS-IBMS 2015 Congress. This presentation focused on data from a post-hoc analysis (not prespecified in the study protocol or the original or amended statistical analysis plan for the ACTIVE trial) relating to the effects seen for abaloparatide on bone mineral density and fracture risk at the wrist. The post-hoc analysis showed that abaloparatide, as compared to teriparatide, showed a significant 72% reduction in wrist fractures.  Any potential clinical significance of these data will be evaluated during the anticipated regulatory review of these and all other data from the ACTIVE trial.

In the ACTIVE Phase 3 clinical trial, abaloparatide-SC demonstrated the largest reduction ever reported in vertebral fracture risk versus placebo of 86%. Importantly, the ACTIVE trial demonstrated that abaloparatide-SC resulted in more bone growth, at more skeletal sites, and in more patients than an open-label arm in which the current standard of care was administered.  These data indicate that the unique structure and mechanism of abaloparatide translate to a longer anabolic window and reduced calcium resorption versus native PTH, which, subject to regulatory review, may have clinical significance at some of the most difficult to treat non-vertebral sites, such as the hip, wrist and femoral neck.

Radius is on track to report the results of the first six months of the ACTIVExtend trial at the end of the second quarter of 2015. Patients from the abaloparatide-SC and placebo groups from the ACTIVE clinical trial were eligible to continue in ACTIVExtend, in which they are receiving an approved alendronate therapy for osteoporosis management.  The results from this ACTIVExtend six month period will be combined with the 18 month Phase 3 ACTIVE results to provide the complete 24-month data set. This will form the basis of Radius’ planned submission of a new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) and of a marketing authorization application (“MAA”) to the European Medicines Agency (“EMA”), in the second half of 2015. We currently anticipate a standard review at the FDA and EMA with, pending a positive regulatory outcome, first commercial sales of abaloparatide in 2016.

During the quarter, Radius continued the nonhuman primate pharmacokinetic studies of the investigational drug abaloparatide-TD, a short wear time transdermal patch form of abaloparatide. In December 2014, we reported that a prototype achieved a desirable pharmacokinetic profile, with comparable AUC, Cmax, Tmax and T1/2 relative to abaloparatide-SC. Radius expects to initiate the clinical evaluation of the optimized abaloparatide-TD patch in the second half of 2015, with the goal of achieving comparability to abaloparatide-SC.

RAD1901

Radius is continuing to enroll and dose patients in the United States in the Phase 1 clinical trial of the investigational drug RAD1901 for potential use in the treatment of metastatic breast cancer. The Phase 1 study is a multicenter, open-label, two-part, dose-escalation study of RAD1901 in postmenopausal women with advanced estrogen receptor positive and HER2-negative breast cancer that is designed to determine the recommended dose for a Phase 2 study and includes a preliminary evaluation of the potential anti-tumor effect of RAD1901. Radius expects to report an update on the Phase 1 study at the American Society of Clinical Oncology Annual Meeting that is scheduled to take place May 29-June 2, 2015, and to report further progress on this study in the second half of 2015.  Radius plans to initiate Phase 1 clinical development in the European Union for RAD1901 in metastatic breast cancer patients in 2015.

During the quarter, Radius secured worldwide rights for RAD1901 by amending its license agreement with Eisai Co. Ltd. This is an important step as Radius looks to expand the potential therapeutic profile for RAD1901.

Radius Expects the Following Upcoming Milestones

•                        Abaloparatide-SC

•                  Report the first six months of ACTIVExtend top-line fracture data and a full 24 months of fracture data at the end of the second quarter of 2015.

•                  Submit an NDA and an MAA for abaloparatide-SC in the second half of 2015.

•                  Abaloparatide-TD

•                  Initiate the clinical evaluation of the optimized abaloparatide-TD patch in the second half of 2015.

•                  RAD1901

•                  Report the trial design and enrollment progress of the ongoing Phase 1 dose escalation study in metastatic breast cancer at the ASCO 2015 Annual Meeting, May 29-June 2, 2015.

•                  Initiate Phase 1 clinical development in the European Union for RAD1901 in metastatic breast cancer patients in 2015.

•                  Initiate a Phase 2b clinical trial for low-dose RAD1901 as a SERM for the potential treatment of vasomotor symptoms in the second half of 2015.

Radius Expects To Make Presentations At The Following Upcoming Conferences:

•                  Deutsche Bank 40th Annual Health Care Conference, May 6, 2015, the InterContinental Hotel, Boston, MA.

•                  Bank of America Merrill Lynch 2015 Health Care Conference, May 11-14, 2015, Encore at the Wynn, Las Vegas, NV.

•                  TD patch abstract at Transdermal Drug Delivery Systems Conference, May 11, 2015, Philadelphia, PA.

•                  Poster Presentation at ASCO 2015 Annual Meeting, May 29-June 2, 2015, Chicago, IL.

•                  Jefferies 2015 Healthcare Conference, June 1-4, 2015, the Grand Hyatt, New York, NY.

•                  Goldman Sachs 36th Annual Global Healthcare Conference, June 9-11, 2015, Rancho Palos Verdes, CA.

•                  EULAR ACTIVE 3 Responder Analysis, June 10-13, 2015, Rome, Italy.

Recent Corporate Highlights

•                  On April 28, 2015, Dr. Paul Miller, one of the lead investigators, presented additional positive data from the Phase 3 ACTIVE study of Radius’ investigational drug abaloparatide-SC in the HOT TOPICS Session at the ECTS-IBMS 2015 Congress.

•                  On April 10, 2015, Radius announced that it appointed Brent Hatzis-Schoch as Senior Vice President and General Counsel.  Mr. Hatzis-Schoch has more than 20 years of experience in leadership positions in the global biopharmaceutical industry with both commercial and development stage companies and across a broad range of corporate, transactional, intellectual property and compliance matters.

•                  On March 9, 2015, Radius announced that it had obtained the rights to develop and market RAD1901 in Japan from Eisai Co. Ltd. On June 29, 2006, Radius had acquired the ex-Japan rights to RAD1901 and now has the full global rights to develop and commercialize this potential new therapy.

•                  On March 9, 2015, Radius also announced that Dinesh Purandare would join the company as Senior Vice President and Head of Global Oncology, which occurred on March 18, 2015. Most recently, Mr. Purandare was Vice President and Project Head for Sanofi Oncology. Prior to that he led global Oncology Marketing for Sanofi.

•                  On March 5, 2015, Dr. Paul Miller, one of the lead investigators, presented the results of the Phase 3 ACTIVE clinical trial for the investigational drug abaloparatide-SC in the Late-Breaker session at ENDO.

•                  On March 2, 2015, Radius announced the appointment of Tony Rosenberg to its Board of Directors.  Mr. Rosenberg is a 35-year veteran of the pharmaceutical industry and in 2013 was appointed as Corporate Head of M&A and Licensing for Novartis International.  Most recently he was responsible for the Portfolio Transformation transactions undertaken by Novartis.

•                  On January 28, 2015, Radius completed an additional public offering of its common stock at a price of $36.75 per share, raising aggregate proceeds, net of underwriting discounts and offering costs, of approximately $158.4 million.

First Quarter 2015 Financial Results

For the three months ended March 31, 2015, Radius reported a net loss of $17.1 million, or $0.47 per share, as compared to a net loss of $14.5 million, or $50.45 per share for the three months ended March 31, 2014. The net loss per share calculation for the three months ended March 31, 2015 includes the impact of the conversion of Radius’ convertible preferred stock into common stock upon the completion of its initial public offering in June 2014. The increase in net loss for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 was primarily due to an increase in general and administrative and research and development expenses, which was partially offset by a decrease in other (expense) income, net.

Research and development expenses for the three months ended March 31, 2015 were $11.6 million, compared to $9.7 million for the same period in 2014. The increase for the 2015 period as compared to the 2014 period was primarily attributable to an increase in compensation costs, including non-cash stock-based compensation costs, due to increases in employee headcount and an increase in consulting costs incurred to support the NDA submission for abaloparatide-SC.  These increases were partially offset by a decrease in the costs associated with the abaloparatide-SC Phase 3 clinical trial.

General and administrative expenses for the three months ended March 31, 2015 were $4.8 million, compared to $2.1 million for the same period in 2014. The increase for the 2015 period as compared to the 2014 period was primarily attributable to an increase in consulting support costs and legal fees, as well as higher compensation costs, including non-cash stock-based compensation expense.

For the three months ended March 31, 2015, other (expense) income, net, was $(50) thousand, as compared to $(2.2) million for the same period in 2014. Other (expense) income, net, for the 2015 period primarily represents state tax expenses. Other (expense) income, net, for the 2014 period reflected changes in the fair value of Radius’ stock liability, other liability and warrant liability.

As of March 31, 2015, Radius had $243.1 million in cash, cash equivalents and marketable securities. Radius expects that its cash, cash equivalents and marketable securities of as of March 31, 2015, will carry it into the fourth quarter of 2016 and through the key milestones associated with abaloparatide and RAD1901.

Conference Call and Webcast

In connection with the earnings release, Radius Health will host a conference call and live audio webcast at 7:30 a.m. EDT on Wednesday, May 6, 2015 to discuss the financial results, and give an update on the Company’s progress.

Conference Call Information:
Date: Wednesday, May 6, 2015
Time: 7:30 a.m. ET
Domestic Dial-in Number: 1-877-705-6003
International Dial-in Number: 1-201-493-6725
Live webcast: http://public.viavid.com/player/index.php?id=114289

For those unable to participate in the conference call or live webcast, a replay will be available beginning May 6, 2015 at 10:30 a.m. ET until June 6, 2015 at 11:59 p.m. ET. To access the replay, dial 1-877-870-5176. The replay passcode is 13608030.

A live audio webcast of the call will also be available on the Investors section of the Company’s website, www.radiuspharm.com. A webcast replay will be available for two weeks on the Radius website, www.radiuspharm.com.

About the Investigational Drug Abaloparatide

Radius’ investigational drug is a novel synthetic peptide analog of parathyroid hormone-related protein (PTHrP), a naturally occurring bone-building hormone that Radius believes has the potential to increase bone mineral density by stimulating new bone formation. Abaloparatide-SC is an investigational drug currently in Phase 3 development for potential use as a daily self-administered injection for the reduction of fracture risk in postmenopausal women with severe osteoporosis. Radius is also developing abaloparatide-TD, for potential use as a short wear-time transdermal patch designed to administer abaloparatide without the need for subcutaneous injection, based on 3M’s patented Microstructured Transdermal System technology.

About The Investigational Drug RAD1901

Radius is developing the investigational drug RAD1901 as a potential treatment for estrogen positive (ER-positive) cancers, like breast, ovarian or endometrial cancer. Currently, Radius is focusing our clinical research activities in breast cancer. The National Cancer Institute estimates that approximately 70% of breast cancers are ER-positive and may grow in response to exposure to estrogen. Endocrine therapy is intended to block the estrogen signal or reduce the production of estrogen

RAD1901 is an investigational, non-steroidal small molecule that is designed to selectively bind and degrade the estrogen receptor.  RAD1901 has demonstrated potent anti-tumor activity in xenograft models of ER-positive breast cancer in preclinical testing and complete suppression of the FES-PET signal in healthy volunteers after six days of dosing in a maximum tolerated dose Phase 1 clinical study. In preclinical models thus far, RAD1901 has shown good tissue selectivity, does not appear to stimulate the uterine endometrium, and appears to protect against bone loss in an ovariectomy-induced osteopenia rat model. In vitro, treatment of human breast cancer cell lines with the investigational drug RAD1901 resulted in degradation of the ER and inhibition of both basal and estradiol-stimulated proliferation.

In a Phase 2 proof of concept study, RAD1901 at lower doses demonstrated a reduction in the frequency and severity of moderate and severe hot flashes.  Radius believes a significant need exists for new therapeutic treatment options to treat vasomotor symptoms.

About Osteoporosis

According to the International Osteoporosis Foundation, it is estimated that over 200 million women worldwide suffer from osteoporosis causing more than 8.9 million fractures annually, or one every three seconds.

Breaking a bone is a serious complication of osteoporosis, especially when you’re older. Broken bones due to osteoporosis are most likely to occur in the hip, spine and wrist. According to the National Osteoporosis Foundation in the U.S. between 2000 and 2011, 4.9 million women over age 55 were hospitalized for osteoporotic fracture of the hip, pelvis, arm, leg or spine, compared to 3 million for stroke, 2.9 million for heart attack and 700,000 for breast cancer(1).

There are two categories of osteoporosis medications: antiresorptive medications that slow bone loss and anabolic drugs that increase the rate of bone formation. Bisphosphonates, calcitonin, denosumab, estrogen and estrogen agonists/antagonists are antiresorptive medicines, and slow bone loss.

Teriparatide, a form of parathyroid hormone, is an anabolic drug, and is currently the only osteoporosis medicine approved by the FDA that rebuilds bone.

In 2014, global sales of osteoporosis therapies totaled $6.4 billion, $2.3 billion of which was for injectable drugs.

About Radius Health

Radius is a science-driven biopharmaceutical company developing new therapeutics for patients with advanced osteoporosis as well as other serious endocrine-mediated diseases, including hormone responsive breast cancer. Radius’ lead development candidate is the investigational drug abaloparatide for subcutaneous injection, currently in Phase 3 development for the reduction of fracture risk in postmenopausal women with severe osteoporosis. The Radius clinical portfolio also includes an investigational abaloparatide transdermal patch for the treatment of osteoporosis and the investigational drug RAD1901 for the treatment of hormone driven, or hormone resistant, metastatic breast cancer. www.radiuspharm.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the sufficiency of our cash, cash equivalents and marketable securities, timing of the commercial launch of abaloparatide-SC, engaging a global collaborator for the commercial launch of abaloparatide-SC, the timing of announcements of data from our clinical trials for abaloparatide-SC, abaloparatide-TD and RAD1901, the timing of clinical trials for abaloparatide-TD and RAD1901, the progress of abaloparatide-SC and RAD1901 in the regulatory process with the U.S. Food and Drug Administration and the European Medicines Agency, the value of gaining worldwide rights to RAD1901, each of the statements under the heading “Radius Expects The Following Upcoming Milestones”, upcoming events and presentations and the expected worldwide market opportunity for abaloparatide.

(1) SOURCE: bit.ly/1uh2Nkb Mayo Clinic Proceedings, online December 13, 2014.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have no product revenues; our need for additional funding, which may not be available; we are not currently profitable and may never become profitable; restrictions imposed on our business by our credit facility, and risks related to default on our obligations under our credit facility; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; our dependence on the success of abaloparatide-SC, and our inability to ensure that abaloparatide-SC will obtain regulatory approval or be successfully commercialized; risks related to clinical trials, including having most of our products in early stage clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates; product candidates for which we obtain marketing approval, if any, could be subject to restrictions or withdrawal from the market and we may be subject to penalties; failure to achieve market acceptance of our product candidates; risks related to the use of our limited resources on particular product candidates and not others; delays in enrollment of patients in our clinical trials, which could delay or prevent regulatory approvals; the dependence of our drug development program upon third-parties who are outside of our control; the risk that a regulatory or government official will determine that third-parties with a financial interest in the outcome of the Phase 3 study of abaloparatide-SC affected the reliability of the data from the study; our reliance on third parties to formulate and manufacture our product candidates; failure to establish additional collaborations; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; developments by competitors may render our products or technologies obsolete or non-competitive; risks related to the fact that our drugs may sell for inadequate prices or patients may be unable to obtain adequate reimbursement; the effects of product liability lawsuits on commercialization of our products; failure to comply with obligations of our intellectual property licenses; failure to protect our intellectual property or failure to secure necessary intellectual property related to abaloparatide-SC, abaloparatide-TD, RAD1901 and/or RAD140; our or our licensors’ inability to obtain and maintain patent protection for technology and products; risks related to our compliance with patent application and maintenance requirements; failure to protect the confidentiality of our trade secrets; risks related to our infringement of third parties’ rights; risks associated with intellectual property litigation, including expending substantial resources and distracting personnel from their normal responsibilities; risks associated with healthcare reform; our failure to comply with healthcare laws and regulations; our exposure to claims associated with the use of hazardous materials and chemicals; as we become involved in drug commercialization, risk related to our inability to successfully manage our growth and expanded operations; risks relating to business combinations and acquisitions; our reliance on key executive officers and advisors; our inability to hire additional qualified personnel; volatility in the price of our common stock; capital appreciation is the only source of gain for our common stock; risks related to increased costs and compliance initiatives associated with operating as a public company; our directors, executive officers and principal stockholders have substantial influence over us and could delay or prevent a change in control; future sales and issuances of our common stock could depress the price of our common stock; risks related to securities or industry analysts ceasing to publish research about us or publishing inaccurate or unfavorable information about us, which could cause the price of our common stock to decline; provisions in our charter documents and Delaware law that could discourage takeover attempts; and our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.  These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 10, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Condensed Balance Sheets

(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,810	$28,518
Marketable securities	199,364	76,758
Prepaid expenses and other current assets	2,489	2,057
Total current assets	236,663	107,333
Property and equipment, net	863	842
Marketable securities, long-term Marketable securities, long-term	8,904	—
Other assets	261	242
Total assets	$246,691	$108,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,173	$2,292
Accrued expenses and other current liabilities	12,108	18,267
Current portion of note payable, net of discount	2,446	—
Total current liabilities	17,727	20,559

Note payable, net of current portion and discount	22,016	24,394
Total liabilities	$39,743	$44,953
Commitments and contingencies
Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 37,882,967 shares and 32,924,535 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	$4	$3
Additional paid-in-capital	568,198	407,720
Accumulated other comprehensive income (loss)	41	(21)
Accumulated deficit	(361,295)	(344,238)
Total stockholders’ equity	206,948	63,464
Total liabilities and stockholders’ equity	$246,691	$108,417

Condensed Statement of Operations and Comprehensive Loss

(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2015	2014
OPERATING EXPENSES:
Research and development	$11,559	$9,717
General and administrative	4,756	2,139
Loss from operations	(16,315)	(11,856)
OTHER (EXPENSE) INCOME:
Other (expense) income, net	(50)	(2,233)
Interest income	105	2
Interest expense	(797)	(401)
NET LOSS	$(17,057)	$(14,488)
OTHER COMPREHENSIVE GAIN, NET OF TAX:
Unrealized gain from marketable securities	62	—
COMPREHENSIVE LOSS	$(16,995)	$(14,488)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED:	$(17,057)	$(19,457)
LOSS PER SHARE:
Basic and diluted	$(0.47)	$(50.45)
WEIGHTED AVERAGE SHARES:
Basic and diluted	36,268,975	385,664

CONTACT: Investor Relations

Barbara Ryan

203-274-2825

Bryan@radiuspharm.com